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Mylan Reports Fourth Quarter and Full Year 2016 Results and Provides 2017 Guidance

Fourth Quarter Total Revenues Increase 31% and Full Year 2016 Total Revenues Increase 18%

HERTFORDSHIRE, ENGLAND AND PITTSBURGH - March 1, 2017 - Mylan N.V. (NASDAQ, TASE: MYL) today announced its financial results for the quarter and year ended December 31, 2016 and provided 2017 guidance.

Fourth Quarter 2016 Financial Highlights

•	Total revenues of $3.27 billion, up 31% compared to the prior year period

•	North America segment third party net sales of $1.57 billion, up 22%

•	Europe segment third party net sales of $927.4 million, up 50%

•	Rest of World segment third party net sales of $729.2 million, up 28%

•	U.S. GAAP diluted earnings per ordinary share ("U.S. GAAP EPS") of $0.78, up 105% compared to U.S. GAAP EPS of $0.38 in the prior year period

•	Adjusted diluted earnings per ordinary share ("adjusted EPS") of $1.57, up 29% compared to $1.22 in the prior year period
Full Year 2016 Financial Highlights

•	Total revenues of $11.08 billion, up 18% compared to the prior year

•	U.S. GAAP EPS of $0.92, down 46% compared to $1.70 in the prior year

•	Adjusted EPS of $4.89, up 14% compared to $4.30 in the prior year

•	U.S. GAAP cash provided by operating activities of $2.05 billion, up 2% compared to the prior year
Mylan CEO Heather Bresch commented, "Our strong 2016 results were highlighted by year-over-year constant-currency total revenue growth of 18% and adjusted EPS growth of 14%. The fourth quarter capped off the year with impressive revenue growth of 31% and adjusted EPS growth of 29%. Again, we saw all of our regions contribute to our results for the year, with double-digit revenue increases in North America, Europe and Rest of World, reflecting the resilience, differentiation and diversity of our global platform and our unwavering focus on execution. The diversity of our business was further demonstrated by our six global therapeutic franchises that delivered approximately $1 billion or more in revenue: Respiratory and Allergy, CNS and Anesthesia, Infectious Disease, Cardiovascular, Gastrointestinal, and Diabetes and Metabolism.

“We look forward in 2017 to delivering yet another strong year of performance, with anticipated 2017 revenues of $12.25 billion to $13.75 billion and adjusted EPS of $5.15 to $5.55. We also continue to advance toward our long-stated 2018 adjusted EPS target of $6.00.”

Mylan President Rajiv Malik said, “In addition to executing on our core business, we completed during the year our acquisitions of Meda and the non-sterile, topicals-focused business of Renaissance Acquisition Holdings, which further built our scale and breadth from a product and geographic perspective. We continued the successful integration of Mylan, bringing these transactions into our One Mylan platform. Further, we continued executing on the many drivers of our organic growth, as evidenced, for instance, by the U.S. Food and Drug Administration’s acceptance of our abbreviated new drug application for Generic Advair Diskus® and our submissions for biosimilars Pegfilgrastim and Trastuzumab. With regard to the pricing environment, we continued to see erosion both globally and in U.S. generics in the mid-single digits which was in line with our expectations, and we continue to expect a comparable environment in 2017 given the breadth and make-up of our global portfolio.”

Mylan CFO Ken Parks added, “In 2016, Mylan once again benefited from the depth and breadth of our portfolio which drove significant cash flow generation. Our adjusted free cash flow increased by more than 15% to $2.1 billion. We are positioned well to reduce debt levels, while also allowing for financial flexibility for future growth opportunities and maintaining our commitment to our investment grade credit rating.”

Total Revenues

	Three Months Ended			Year Ended
	December 31,			December 31,
(Unaudited; in millions)	2016	2015	Percent Change	2016	2015	Percent Change
Total Revenues (1)	$3,267.8	$2,490.7	31%	$11,076.9	$9,429.3	18%
North America (2)	1,565.0	1,287.9	22%	5,629.5	5,100.4	10%
Europe (1) (2)	927.4	616.4	50%	2,953.8	2,205.6	34%
Rest of World (2)	729.2	570.5	28%	2,383.8	2,056.6	16%
Other Revenues	46.2	15.9	191%	109.8	66.7	65%

(1)
For the year ended December 31, 2015, adjusted third party net sales from Europe totaled $2.22 billion and adjusted total revenues were $9.45 billion. Adjusted third party net sales from Europe and adjusted total revenues are non-GAAP financial measures.

(2)
As a result of our acquisition of Meda on August 5, 2016 and the integration of our portfolio across our branded, generics and over-the-counter platforms in all of our regions, effective October 1, 2016, we expanded our reportable segments as follows: North America, Europe and Rest of World. As a result, the amounts previously reported under the Specialty segment have been recast to North America and amounts related to Brazil are included in Rest of World for all periods presented. Segment amounts represent third party net sales.

Fourth Quarter 2016 Financial Results

Total Revenues

Total revenues were $3.27 billion in 2016, compared to $2.49 billion in the prior year period. Third party net sales for the current quarter were $3.22 billion compared to $2.47 billion for the prior year period, representing an increase of $746.8 million, or 30%. Other third party revenues for the current quarter were $46.2 million compared to $15.9 million in the prior year period, an increase of $30.3 million as a result of an increase in royalty income, including the impact of current year acquisitions. Below is a summary of third party net sales in each of our segments for the three months ended December 31, 2016:

•
Third party net sales from North America were $1.57 billion for the quarter, an increase of 22% when compared to the prior year period. This increase was principally due to net sales from the acquisitions of Meda AB ("Meda") and the non-sterile, topicals-focused business of Renaissance Acquisition Holdings, LLC (the "Topicals Business"), and to a lesser extent, net sales from new products. Partially offsetting this increase was lower pricing and volumes on existing products. The impact of foreign currency translation was insignificant within North America.

•
Third party net sales from Europe were $927.4 million for the quarter, an increase of 50% when compared to the prior year period. This increase was primarily the result of net sales from the acquisition of Meda, and to a lesser extent, net sales from new products and higher volumes on existing products, partially offset by lower pricing. The unfavorable impact of foreign currency translation on current period third party net sales was approximately $19.5 million, or 4% within Europe.

•
Third party net sales from Rest of World were $729.2 million for the quarter, an increase of 28% when compared to the prior year period. This increase was primarily due to net sales from the acquisition of Meda, and to a lesser extent, net sales from new products. In addition, net sales from existing products increased slightly, as higher volumes offset lower pricing throughout the region, including in our anti-retroviral ("ARV") franchise. The favorable impact of foreign currency translation on current period third party net sales was approximately $17.2 million, or 3% within Rest of World.

Total Gross Profit
Gross profit was $1.34 billion and $1.06 billion for the fourth quarter of 2016 and 2015, respectively. Gross margins were 41% and 43% in the fourth quarter of 2016 and 2015, respectively. Gross margins were negatively impacted in the current quarter due to increased amortization of intangible assets, the amortization of acquisition-related inventory fair value adjustments and intangible asset impairment charges. This negative impact was partially offset by the positive impact of net sales from new products. Adjusted gross profit was $1.85 billion and adjusted gross margins were 57% for the quarter compared to adjusted gross profit of $1.40 billion and adjusted gross margins of 56% in the prior year period. Adjusted gross margins were positively impacted in the current quarter as a result of net sales from new products and the net impact of acquisitions.

Total Profitability
Earnings from operations decreased $108.1 million from the comparable prior year period primarily due to the Modafinil antitrust litigation settlement of $165 million, higher amortization expense and operating expenses related to recent acquisitions.

R&D expense increased from the comparable prior year period due to the inclusion of Meda and the Topicals Business, expenses incurred related to the Company's collaboration with Momenta Pharmaceuticals, Inc. (“Momenta”) and the continued development of our respiratory, insulin and biologics programs. SG&A expense increased from the comparable prior year period primarily due to the additional expense related to the acquisitions of Meda and the Topicals Business as well as restructuring charges incurred in the current quarter.

U.S. GAAP net earnings attributable to Mylan N.V. ordinary shareholders ("U.S. GAAP net earnings") increased by $222.9 million to $417.5 million for the quarter ended December 31, 2016, compared to $194.6 million for the prior year period. Fourth quarter 2016 U.S. GAAP net earnings were negatively impacted by the reduction of earnings from operations and increased non-operating expenses including higher interest expense. Partially offsetting these decreases were fair value gains recorded on certain acquisition related contingent consideration and the recognition of an income tax benefit of $192.6 million in the fourth quarter primarily due to the mix of earnings between our U.S. and non-U.S. subsidiaries. U.S. GAAP EPS increased from $0.38 to $0.78 in the current quarter. Adjusted net earnings increased by $222.0 million to $842.2 million compared to $620.2 million for the prior year period. Adjusted EPS increased 29% to $1.57 compared to $1.22 in the prior year period.

EBITDA, which is defined as net earnings (excluding the non-controlling interest and losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $878.5 million for the quarter ended December 31, 2016, and $657.5 million for the comparable prior year quarter. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $1.21 billion for the quarter ended December 31, 2016 and $827.2 million for the comparable prior year quarter.

Year Ended December 31, 2016 Financial Results
Total Revenues

Total revenues were $11.08 billion in 2016, compared to $9.43 billion in the prior year. Third party net sales for the current year were $10.97 billion compared to $9.36 billion for the prior year, representing an increase of $1.60 billion, or 17%. Other third party revenues for the current year were $109.8 million compared to $66.7 million in the prior year, an increase of $43.1 million which is consistent with the fourth quarter increase. Below is a summary of third party net sales in each of our segments for the year ended December 31, 2016:

•
Third party net sales from North America were $5.63 billion for the year ended December 31, 2016, an increase of 10% when compared to the prior year. The increase was principally due to net sales from the acquisitions of Meda, the Topicals Business and the incremental sales from the EPD Business, and to a lesser extent, net sales from new products. These increases were partially offset by lower volume and pricing on existing products. As anticipated, the U.S. generics products experienced price erosion in the mid-single digits. The unfavorable impact of foreign currency translation on current year third party net sales was approximately $7 million, or less than 1% within North America.

•
Third party net sales from Europe were $2.95 billion for the year ended December 31, 2016, an increase of 34% when compared to the prior year. This increase was primarily the result of net sales from the acquisition of Meda and the incremental sales from the EPD Business, and to a lesser extent, net sales from new products. In addition, higher volumes on existing products were partially offset by lower pricing throughout Europe. The unfavorable impact of foreign currency translation on current year third party net sales was approximately $30 million, or 1% within Europe.

•
Third party net sales from Rest of World were $2.38 billion for the year ended December 31, 2016, an increase of 16% when compared to the prior year. This increase was primarily driven by the acquisition of Meda, the incremental sales from the EPD Business, and to a lesser extent, new products. In addition, higher sales volumes in Japan, India, Australia and emerging markets positively contributed to the sales growth in this segment. These increases were partially offset by lower pricing throughout the segment, including the ARV franchise. However, sales within our ARV franchise increased progressively throughout 2016. The favorable impact of foreign currency translation on third party net sales was approximately $21 million, or 1%.

Total Gross Profit
Gross profit was $4.70 billion and $4.22 billion for the year ended December 31, 2016 and 2015, respectively. Gross margins were 42% and 45% for the year ended December 31, 2016 and 2015, respectively. Gross margins were negatively impacted in the current year due to increased amortization of intangible assets and purchase accounting related items consistent with the fourth quarter. This negative impact was partially offset by the positive impact of net sales from new products. Adjusted gross profit was $6.21 billion and $5.25 billion for the year ended December 31, 2016 and 2015, respectively. Adjusted gross margins were 56% in both 2016 and 2015. Adjusted gross margins were positively impacted in the current year as a result of net sales from new products and the net impact of acquisitions.

Total Profitability
Earnings from operations were $701.6 million for the year ended December 31, 2016, a decrease of 52% from the comparable prior year. This decrease was primarily due to an increase in litigation settlements, higher amortization expense and operating expenses related to acquisitions completed during 2016.

R&D expense for the year ended December 31, 2016 increased from the comparable prior year consistent with the fourth quarter drivers.

SG&A expense increased from the comparable prior year period principally due to the additional expense related to the acquisition of Meda and the additional two months of expense from the EPD Business. In addition, we incurred approximately $113.1 million of restructuring charges which were offset by lower acquisition related costs in the current year, including consulting and legal costs.

U.S. GAAP net earnings decreased by $367.6 million to $480.0 million for the year ended December 31, 2016, compared to $847.6 million for the prior year. U.S. GAAP EPS decreased from $1.70 to $0.92 as a result of the reduction of earnings from operations and higher non-operating expenses including higher interest expense as a result of recent acquisition related borrowings and a higher average share count. Partially offsetting these items was the recognition of an income tax benefit of $358.3 million in the current year. Adjusted net earnings increased by $409.9 million to $2.55 billion for the year ended December 31, 2016 compared to $2.14 billion for the prior year period. Adjusted EPS increased 14% to $4.89 for the year ended December 31, 2016 compared to $4.30 in the prior year period.

EBITDA was $2.21 billion for the year ended December 31, 2016, and $2.39 billion for the comparable prior year period. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $3.68 billion for the year ended December 31, 2016 and $3.01 billion for the comparable prior year period.

Cash Flow
Net cash provided by operating activities was $2.05 billion for the year ended December 31, 2016 compared to $2.01 billion for the prior year. Capital expenditures were approximately $390.4 million for the year ended December 31, 2016 compared to approximately $362.9 million for the comparable prior year. Adjusted cash provided by operating activities was $2.52 billion for the year ended December 31, 2016 compared to $2.22 billion for the prior year. Adjusted free cash flow, defined as adjusted cash provided by operating activities less capital expenditures, was $2.13 billion for the year ended December 31, 2016, compared to $1.85 billion in the prior year.

Guidance

Mylan expects 2017 total revenues in the range of $12.25 billion to $13.75 billion, the midpoint of which represents an increase of 17% versus 2016. As discussed in the "Non-GAAP Financial Measures" section below, Mylan is not otherwise providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure. Adjusted EPS is expected to be in the range of $5.15 to $5.55, the midpoint of which represents an increase of 9% versus 2016.

The following table provides a summary of Mylan's 2017 full year guidance ranges, along with significant exchange rates used in preparing the guidance.

Full Year 2017 Financial Guidance

(In millions, except for EPS and %s)	2017 Guidance
Total Revenues	$12,250 - $13,750
Gross Margin*	54.5% - 56.5%
R&D as % of Total Revenues*	5.5% - 6.5%
SG&A as % of Total Revenues*	18.5% - 20.5%
EBITDA*	$4,350 - $4,750
Net Earnings*	$2,800 - $3,000
Diluted EPS*	$5.15 - $5.55
Cash Provided by Operating Activities*	$2,500 - $2,800
Capital Expenditures	$400 - $500
Free Cash Flow*	$2,000 - $2,400
Effective Tax Rate*	16.5% - 18.5%
Average Diluted Shares Outstanding	535 - 540

* Adjusted metrics, see "Non-GAAP Financial Measures" for more information.

Key Exchange Rates Used for 2017 Guidance:
Australian Dollar ($ / AUD)	1.32
British Pound ($ / GBP)	0.76
Canadian Dollar ($ / CAD)	1.30
Euro ($ / EUR)	0.90
Indian Rupee (INR / $)	65.50
Japanese Yen (JPY / $)	110.00

Conference Call
As previously announced on February 3, 2017, Mylan N.V. will host an Investor Day today in New York City beginning at 1:00 p.m. ET. The presentations will be broadcast live via webcast. The Company's senior leadership team will present the financial results for the fourth quarter and year ended December 31, 2016, financial guidance for 2017 and an overview of the company's strategic vision and growth strategy for 2017 and beyond.

To access the live webcast and view the accompanying slide presentations, visit the Investor Relations section of Mylan's website, at http://investor.mylan.com, at least 15 minutes before the presentation is scheduled to begin to register and download or install any necessary software. If you are unable to view the live webcast, a replay will be available after the event's conclusion for a limited period of time. In addition to the webcast, U.S. callers can access the event, in listen-only mode, at 877.877.1275 or 412.902.6542 for international callers.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted EPS, adjusted total revenues, adjusted third party net sales from Europe, adjusted gross profit, adjusted gross margins, adjusted net earnings, EBITDA, adjusted EBITDA, adjusted cash provided by operating activities, adjusted free cash flow, adjusted SG&A as a percentage of adjusted total revenues, adjusted R&D as a percentage of adjusted total revenues and adjusted effective tax rate are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Mylan N.V. ("Mylan" or the "Company"). Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using the adjusted metrics included herein, along with other performance metrics. Management’s annual incentive compensation is derived, in part, based on the adjusted EPS metric. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with U.S. GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our debt agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measure of "constant currency" total revenues and third party net sales. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented as constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our third party net sales performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and we believe that this presentation also provides useful information to investors for the same reason. The "Summary of Total Revenues by Segment" table below compares third party net sales on an actual and constant currency basis for each reportable segment for the year ended December 31, 2016 and 2015. Also, other than as described, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP.
For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations-- Use of Non-GAAP Financial Measures section of Mylan’s Annual Report on Form 10-K for the year ended December 31, 2016.
Mylan is not providing forward looking guidance for U.S. GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP measure because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort. These items include, but are not limited to, acquisition-related expenses including those related to the Meda transaction, restructuring expenses, asset impairments, litigation settlements and other contingencies, including changes to contingent consideration and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. With respect to the target of $6.00 in adjusted EPS in 2018, it does not represent Company guidance and the Company is not providing a U.S. GAAP target or reconciliation because the Company has not quantified all future amounts, including U.S. GAAP amounts, related to this target.
Reconciliation of Adjusted Earnings and Adjusted EPS
Below is a reconciliation of U.S. GAAP net earnings attributable to Mylan N.V. and U.S. GAAP EPS to adjusted earnings attributable to Mylan N.V. and adjusted EPS for the quarter and year ended December 31, 2016 compared to the prior year period:

	Three Months Ended December 31,				Year Ended December 31,
(In millions, except per share amounts)	2016		2015		2016		2015
U.S. GAAP net earnings attributable to Mylan N.V. and U.S. GAAP diluted earnings per share	$417.5	$0.78	$194.6	$0.38	$480.0	$0.92	$847.6	$1.70
Purchase accounting related amortization (primarily included in cost of sales) (a)	480.5		291.1		1,412.3		900.9
Litigation settlements, net (b)	172.1		(116.5)		638.5		(97.4)
Interest expense (primarily related to clean energy investment financing)	5.5		5.7		24.4		45.6
Accretion of contingent consideration liability and other fair value adjustments (c)	(45.3)		9.9		75.4		38.4
Clean energy investments pre-tax loss (d)	22.9		24.9		92.3		93.2
Financing related costs (included in other expense, net)	—		71.2		—		112.0
Acquisition related costs (primarily included in SG&A, other expense, net and interest expense) (e)	5.5		178.6		335.3		419.8
Acquisition related customer incentive (included in third party net sales)	—		—		—		17.1
Restructuring related costs (f)	110.1		15.7		149.7		18.7
Other special items included in:
Cost of sales	10.6		16.5		44.6		36.3
Research and development expense (g)	22.8		1.8		121.3		20.3
Selling, general and administrative expense	12.8		7.0		35.5		47.8
Other (income) expense, net (h)	(19.8)		0.3		(18.5)		7.2
Tax effect of the above items and other income tax related items	(353.0)		(80.6)		(843.5)		(370.1)
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$842.2	$1.57	$620.2	$1.22	$2,547.3	$4.89	$2,137.4	$4.30
Weighted average diluted ordinary shares outstanding	536.5		509.8		520.5		497.4
____________
Significant items for the year ended December 31, 2016 include the following:

(a)
Includes amortization of the purchase accounting inventory fair value adjustments for Meda and the Topicals Business totaling approximately $121.3 million, and intangible asset impairment charges totaling approximately $68.3 million.

(b)	Includes $465 million related to the Medicaid Drug Rebate Program Settlement and $165 million settlement related to the Modafinil antitrust litigation.

(c)
Includes approximately $90 million related to the Company's settlement with Strides Arcolab Limited regarding substantially all outstanding regulatory, warranty and indemnity claims relate to the acquisition of Agila Specialties and $55.9 million of fair value gains, net recognized on contingent consideration. The remaining amount relates to interest expense for the accretion of contingent consideration liability.

(d)
Adjustment represents exclusion of the pre-tax loss related to Mylan's clean energy investments and related financing, the activities of which qualify for income tax credits under Section 45 of the Internal Revenue Code (the "Code"). The amount is included in other expense, net in the Consolidated Statements of Operations.

(e)
Acquisition related costs primarily relate to acquisition and integration, including ongoing activities. Included in SG&A is approximately $106.1 million, which primarily related to consulting, professional and legal costs. Included in interest expense, net is approximately $30.3 million of interest expense, net of interest income, which related to the issuance of June 2016 Senior Notes for the period prior to the completion date of the Meda offer. Such costs included in other expense, net is approximately $128.6 million of losses related to the Company’s SEK non-designated foreign currency contracts. Also included in other expense, net is $34.8 million related to 2016 Bridge Credit Agreement. In addition, other acquisition related costs are offset by certain mark-to-market gains, including $30.5 million related to the settlement of the Meda November offer and the remaining compulsory acquisition proceeding liability.

(f)	Of the total amount, approximately $28.9 million is included in cost of sales, $7.7 million is included in R&D and $113.1 million is included in SG&A.

(g)
R&D expense includes a $45 million upfront payment to Momenta and $15 million of milestone payments to Theravance Biopharma, Inc. In addition, included in this amount is approximately $29.2 million of R&D expense incurred related to the Company’s collaboration with Momenta and approximately $32 million of upfront and milestone payments related to several smaller collaboration agreements.

(h)	Includes a $32 million mark-to-market foreign currency gains on the Euro Notes, partially offset by the other foreign currency losses.

Below is a reconciliation of U.S. GAAP net earnings attributable to Mylan N.V. to EBITDA and adjusted EBITDA for the quarter and year ended December 31, 2016 compared to the prior year period (in millions):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
U.S. GAAP net earnings attributable to Mylan N.V.	$417.5	$194.6	$480.0	$847.6
Add/(deduct) adjustments:
Net contribution attributable to the noncontrolling interest and equity method investments	27.2	27.6	112.8	105.2
Income tax (benefit) provision	(192.6)	23.7	(358.3)	67.7
Interest expense	149.8	70.9	454.8	339.4
Depreciation and amortization	476.6	340.7	1,523.0	1,032.1
EBITDA	$878.5	$657.5	$2,212.3	$2,392.0
Add/(deduct) adjustments:
Share-based compensation expense	17.8	26.4	88.9	92.8
Litigation settlements and other contingencies, net	116.1	(116.5)	672.5	(97.4)
Restructuring & other special items	199.5	259.8	704.4	624.7
Adjusted EBITDA	$1,211.9	$827.2	$3,678.1	$3,012.1

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in healthcare. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of approximately 7,500 marketed products around the world, including antiretroviral therapies on which approximately 50% of people being treated for HIV/AIDS in the developing world depend. We market our products in more than 165 countries and territories. We are one of the world's largest producers of active pharmaceutical ingredients. Every member of our more than 35,000-strong workforce is dedicated to creating better health for a better world, one person at a time. Learn more at mylan.com.
FORWARD-LOOKING STATEMENTS
This release contains “forward-looking statements.” These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, 2017 financial guidance and statements that Mylan looks forward in 2017 to delivering yet another strong year of performance and continues to advance toward its long-stated 2018 adjusted EPS target of $6.00; Mylan continues to expect a comparable pricing environment in 2017 given the breadth and make-up of its global portfolio; and that Mylan is positioned well to reduce debt levels, while also allowing for financial flexibility for future growth opportunities and maintaining its commitment to its investment grade credit rating. These may often be identified by the use of words such as “will,” “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue,” “target” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability to meet expectations regarding the accounting and tax treatments of Mylan's acquisition (the "EPD Transaction") of Mylan Inc. and Abbott Laboratories' non-U.S. developed markets specialty and branded generics business (the "EPD Business") and the Meda Transaction; changes in relevant tax and other laws, including but not limited to changes in the U.S. tax code and healthcare and pharmaceutical laws and regulations in the U.S. and abroad; actions and decisions of healthcare and pharmaceutical regulators; the integration of the EPD Business and Meda being more difficult, time-consuming, or costly than expected; operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the EPD Transaction and the Meda Transaction; the retention of certain key employees of the EPD Business and Meda being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the EPD Transaction, the Meda Transaction, and the December 2016 announced restructuring program in certain locations, within the expected time-frames or at all and to successfully integrate the EPD Business and Meda; with respect to a settlement with the U.S. Department of Justice and other government agencies related to the classification of the EpiPen® Auto-Injector and EpiPen Jr® Auto-Injector (collectively, "EpiPen® Auto-Injector") for purposes of the Medicaid Drug Rebate Program (the "Medicaid Drug Rebate Program Settlement"), the inability or unwillingness on the part of any of the parties to agree to a final settlement, any legal or regulatory challenges to the settlement, and any failure by third parties to comply with their contractual obligations; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an “at-risk launch”); any regulatory, legal, or other impediments to Mylan's ability to bring new products to market; success of clinical trials and Mylan's ability to execute on new product opportunities; any changes in or difficulties with our inventory of, and our ability to manufacture and distribute, the EpiPen® Auto-Injector to meet anticipated demand; the potential impact of any change in patient access to the EpiPen® Auto-Injector and the introduction of a generic version of the EpiPen® Auto-Injector; the scope, timing, and outcome of any ongoing legal proceedings, including government investigations, and the impact of any such proceedings on financial condition, results of operations, and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis. For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan's Annual Report on Form 10-K for the year ended December 31, 2015, as amended, Mylan’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, Mylan's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, and our other filings with the Securities and Exchange Commission (the “SEC”). You can access Mylan's filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

Mylan N.V. and Subsidiaries
Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Net sales	$3,221.6	$2,474.8	$10,967.1	$9,362.6
Other revenues	46.2	15.9	109.8	66.7
Total revenues	3,267.8	2,490.7	11,076.9	9,429.3
Cost of sales	1,932.8	1,428.1	6,379.9	5,213.2
Gross profit	1,335.0	1,062.6	4,697.0	4,216.1
Operating expenses:
Research and development	194.6	159.0	826.8	671.9
Selling, general and administrative	708.5	596.2	2,496.1	2,180.7
Litigation settlements and other contingencies, net	116.1	(116.5)	672.5	(97.4)
Total operating expenses	1,019.2	638.7	3,995.4	2,755.2
Earnings from operations	315.8	423.9	701.6	1,460.9
Interest expense	149.8	70.9	454.8	339.4
Other expense, net	(58.9)	134.7	125.1	206.1
Earnings before income taxes and noncontrolling interest	224.9	218.3	121.7	915.4
Income tax (benefit) provision	(192.6)	23.7	(358.3)	67.7
Net earnings	417.5	194.6	480.0	847.7
Net earnings attributable to the noncontrolling interest	—	—	—	(0.1)
Net earnings attributable to Mylan N.V. ordinary shareholders	$417.5	$194.6	$480.0	$847.6
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$0.78	$0.40	$0.94	$1.80
Diluted	$0.78	$0.38	$0.92	$1.70
Weighted average ordinary shares outstanding:
Basic	534.1	490.2	513.0	472.2
Diluted	536.5	509.8	520.5	497.4

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	December 31, 2016	December 31, 2015
ASSETS
Assets
Current assets
Cash and cash equivalents	$998.8	$1,236.0
Accounts receivable, net	3,310.9	2,689.1
Inventories	2,456.4	1,951.0
Prepaid expenses and other current assets	756.4	596.6
Total current assets	7,522.5	6,472.7
Intangible assets, net	14,447.8	7,221.9
Goodwill	9,231.9	5,380.1
Other non-current assets	3,524.0	3,193.0
Total assets	$34,726.2	$22,267.7
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$290.0	$1,077.0
Other current liabilities	4,750.7	3,045.2
Long-term debt	15,202.9	6,295.6
Other non-current liabilities	3,365.0	2,084.1
Total liabilities	23,608.6	12,501.9
Noncontrolling interest	1.4	1.4
Mylan N.V. shareholders' equity	11,116.2	9,764.4
Total liabilities and equity	$34,726.2	$22,267.7

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

Summary of Total Revenues by Segment

	Three Months Ended
	December 31,
	2016	2015	% Change	2016 Currency Impact (1)	2016 Constant Currency Revenues	Constant Currency % Change (2)
Third party net sales
North America (3)	$1,565.0	$1,287.9	22%	$0.3	$1,565.3	22%
Europe (3)	927.4	616.4	50%	19.5	946.9	54%
Rest of World (3)	729.2	570.5	28%	(17.2)	712.0	25%
Total third party net sales (3)	3,221.6	2,474.8	17%	2.6	3,224.2	30%

Other third party revenues	46.2	15.9	191%	0.5	46.7	194%
Consolidated total revenues	$3,267.8	$2,490.7	31%	$3.1	$3,270.9	31%

	Year Ended
	December 31,
	2016	2015	% Change	2016 Currency Impact (1)	2016 Constant Currency Revenues	Constant Currency % Change (2)
Third party net sales
North America (3)	$5,629.5	$5,100.4	10%	$6.9	$5,636.4	11%
Europe (3)(4)	2,953.8	2,205.6	34%	30.1	2,983.9	35%
Rest of World (3)	2,383.8	2,056.6	16%	(21.3)	2,362.5	15%
Total third party net sales (3)(4)	10,967.1	9,362.6	17%	15.7	10,982.8	17%

Other third party revenues	109.8	66.7	65%	0.8	110.6	66%
Consolidated total revenues (4)	$11,076.9	$9,429.3	18%	$16.5	$11,093.4	18%

Summary of Adjusted Total Revenues by Segment

	Year Ended
	December 31,
	2016	2015	% Change	2016 Currency Impact (1)	2016 Constant Currency Revenues	Constant Currency % Change (2)
Third party net sales
North America (3)	$5,629.5	$5,100.4	10%	$6.9	$5,636.4	11%
Europe (3)(4)	2,953.8	2,222.7	33%	30.1	2,983.9	34%
Rest of World (3)	2,383.8	2,056.6	16%	(21.3)	2,362.5	15%
Total third party net sales (3)(4)	10,967.1	9,379.7	17%	15.7	10,982.8	17%

Other third party revenues	109.8	66.7	65%	0.8	110.6	66%
Consolidated total revenues (4)	$11,076.9	$9,446.4	17%	$16.5	$11,093.4	17%
____________

(1)	Currency impact is shown as unfavorable (favorable).

(2)
The constant currency percentage change is derived by translating third party net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2016 constant currency third party net sales or revenues to the corresponding amount in the prior year.

(3)
Effective October 1, 2016, the Company expanded its reportable segments as follows: North America, Europe and Rest of World. As a result, the amounts previously reported under the Specialty segment have been recast to North America and amounts related to Brazil are included in Rest of World for all periods presented.

(4)
For the year ended December 31, 2015, adjusted third party net sales from Europe totaled $2.22 billion, adjusted third party net sales were $9.38 billion and adjusted total revenues were $9.45 billion. Adjusted third party net sales from Europe, adjusted third party net sales and adjusted total revenues are non-GAAP financial measures.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
U.S. GAAP third party net sales from Europe	$927.4	$616.4	$2,953.8	$2,205.6
Add:
Acquisition related customer incentive	—	—	—	17.1
Adjusted third party net sales from Europe	$927.4	$616.4	$2,953.8	$2,222.7

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
U.S. GAAP third party net sales	$3,221.6	$2,474.8	$10,967.1	$9,362.6
Add:
Acquisition related customer incentive	—	—	—	17.1
Adjusted third party net sales	$3,221.6	$2,474.8	$10,967.1	$9,379.7

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
U.S. GAAP total revenues	$3,267.8	$2,490.7	$11,076.9	$9,429.3
Add:
Acquisition related customer incentive	—	—	—	17.1
Adjusted total revenues	$3,267.8	$2,490.7	$11,076.9	$9,446.4

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
U.S. GAAP cost of sales	$1,932.8	$1,428.1	$6,379.9	$5,213.2
Deduct:
Purchase accounting amortization and other related items	(474.5)	(287.2)	(1,389.3)	(885.5)
Acquisition related costs	(12.9)	(34.8)	(52.7)	(98.3)
Restructuring related items	(15.1)	—	(28.9)	(0.2)
Other special items	(10.6)	(16.5)	(44.6)	(36.3)
Adjusted cost of sales	$1,419.7	$1,089.6	$4,864.4	$4,192.9

Adjusted gross profit (a)	$1,848.1	$1,401.1	$6,212.5	$5,253.5

Adjusted gross margin (a)	57%	56%	56%	56%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
U.S. GAAP R&D	$194.6	$159.0	$826.8	$671.9
Deduct:
Acquisition related costs	(1.4)	(0.9)	(1.8)	(2.1)
Restructuring related items	(7.4)	—	(7.7)	—
Other special items	(22.8)	(1.8)	(121.3)	(20.3)
Adjusted R&D	$163.0	$156.3	$696.0	$649.5

Adjusted R&D as % of adjusted total revenues	5%	6%	6%	7%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
U.S. GAAP SG&A	$708.5	$596.2	$2,496.1	$2,180.7
Deduct:
Acquisition related costs	(20.7)	(75.3)	(106.1)	(209.4)
Restructuring related items	(87.5)	(15.7)	(113.1)	(18.5)
Purchase accounting amortization and other related items	(0.3)	—	(0.3)	—
Other special items	(12.8)	(7.0)	(35.5)	(47.8)
Adjusted SG&A	$587.2	$498.2	$2,241.1	$1,905.0

Adjusted SG&A as % of adjusted total revenues	18%	20%	20%	20%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
U.S. GAAP total operating expenses	$1,019.2	$638.7	$3,995.4	$2,755.2
(Deduct) / Add:
Litigation settlements and other contingencies, net	(116.2)	116.5	(672.6)	97.4
R&D adjustments	(31.6)	(2.7)	(130.8)	(22.4)
SG&A adjustments	(121.3)	(98.0)	(255.0)	(275.7)
Adjusted total operating expenses	$750.1	$654.5	$2,937.0	$2,554.5

Adjusted earnings from operations (b)	$1,098.0	$746.6	$3,275.5	$2,699.0

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
U.S. GAAP interest expense	$149.8	$70.9	$454.8	$339.4
Deduct:
Interest expense related to clean energy investments (c)	(3.4)	(3.9)	(14.4)	(16.4)
Accretion of contingent consideration liability	(10.6)	(9.9)	(41.3)	(38.4)
Acquisition related costs	(0.5)	(1.8)	(46.1)	(29.2)
Other special items	(2.0)	(14.6)	(10.0)	(56.9)
Adjusted interest expense	$133.3	$40.7	$343.0	$198.5

	Three Months Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
U.S. GAAP other expense, net	$(58.9)	$134.7	$125.1	$206.1
(Add) / Deduct:
Clean energy investments pre-tax loss	(22.9)	(24.9)	(92.3)	(93.2)
Purchase accounting related amortization	(5.7)	(3.9)	(22.6)	(15.4)
Acquisition related costs	30.0	(53.2)	(128.6)	(53.2)
Financing related costs	—	(71.2)	—	(112.0)
Other items	19.8	(0.3)	18.5	(7.2)
Adjusted other income	$(37.7)	$(18.8)	$(99.9)	$(74.9)

	Year ended
	December 31,
	2016	2015
U.S. GAAP net cash provided by operating activities	$2,047.2	$2,008.5
Add / (Deduct):
Payment / (receipt) of litigation settlements	68.5	(113.0)
Financing related expenses	66.9	137.4
Acquisition related costs	244.4	190.5
R&D expense	123.2	12.0
Income tax items	(25.8)	(22.0)
Other	—	3.9
Adjusted cash provided by operating activities	$2,524.4	$2,217.3

Deduct:
Capital expenditures	(390.4)	(362.9)
Adjusted free cash flow	$2,134.0	$1,854.4

____________

(a)
U.S. GAAP gross profit is calculated as U.S. GAAP total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by U.S. GAAP total revenues. Adjusted gross profit is calculated as total revenues (adjusted total revenues for 2015) less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues (adjusted total revenues for 2015).

(b)
U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)	Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the Code.